Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 2, 2018 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.6 million on revenue of $22.9 million for the second quarter ended July 1, 2018. For the second quarter of 2017, the Company reported operating income of $1.3 million on revenue of $19.9 million.

“Following a solid first quarter, Ultralife delivered second quarter revenue growth of 15% and leveraged operating income growth of 24%.  Second quarter revenue was boosted by a 38% increase in total Company government/defense sales, as spending continued to recover in U.S. government/defense markets, and an 8% increase in medical sales,” said Michael D. Popielec, President and Chief Executive Officer.  “A strong first half, expanding revenue opportunities, and adherence to our business model parameters position us well to deliver another year of profitable growth in 2018.”

Second Quarter 2018 Financial Results

Revenue was $22.9 million, an increase of $2.9 million, or 14.7%, compared to $19.9 million for the second quarter of 2017 reflecting higher government/defense and medical sales. Battery & Energy Products sales increased $1.0 million, or 5.6%, to $17.8 million compared to $16.9 million last year due primarily to increases in both government/defense and medical sales of 25.0% and 7.8%, respectively, partially offset by lower industrial commercial sales. Communications Systems sales grew 64.5% to $5.0 million compared to $3.1 million for the same period last year reflecting shipments of our Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) and Vehicle Amplifier Adapters for the U.S. Army’s Security Force Assistance Brigades to a large global defense prime contractor.

Gross profit was $6.6 million, or 28.6% of revenue, compared to $6.2 million, or 31.2% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.6%, compared to 28.1% last year, and Communications Systems gross margin was 32.3%, compared to 48.4% last year, due to product mix.

Operating expenses were $4.9 million for both the 2018 and 2017 quarters reflecting continued tight control over discretionary spending in line with our business model. Operating expenses were 21.5% of revenue compared to 24.6% of revenue for the year earlier period.

Operating income was $1.6 million compared to $1.3 million last year.

Net income was $1.6 million, or $0.10 per share, compared to net income of $1.1 million, or $0.07 per share, for the second quarter of 2017. Earnings per share for the trailing twelve-month period increased to $.55 compared to $.52 at the end of the first quarter of 2018, with both periods reflecting the $.12 favorable impact of the Tax Cuts and Jobs Act in the fourth quarter of 2017.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS
	July 1,	December 31,
	2018	2017
Current Assets:
Cash	$20,749	$18,330
Trade Accounts Receivable, Net	15,468	14,657
Inventories	24,861	26,326
Prepaid Expenses and Other Current Assets	2,445	2,603
Total Current Assets	63,523	61,916

Property, Equipment and Improvements, Net	8,056	7,570
Goodwill, Intangibles and Other Assets	27,266	27,700
Total Assets	$98,845	$97,186

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$6,656	$8,787
Accrued Compensation and Related Benefits	1,711	2,413
Accrued Expenses and Other Current Liabilities	2,487	3,039
Total Current Liabilities	10,854	14,239
Deferred Income Taxes and Other Non-Current Liabilities	3,923	3,898
Total Liabilities	14,777	18,137

Shareholders' Equity:
Common Stock	1,996	1,966
Capital in Excess of Par Value	181,818	180,211
Accumulated Deficit	(79,117)	(82,894)
Accumulated Other Comprehensive Loss	(2,036)	(1,611)
Treasury Stock	(18,469)	(18,469)
Total Ultralife Equity	84,192	79,203
Non-Controlling Interest	(124)	(154)
Total Shareholders’ Equity	84,068	79,049

Total Liabilities and Shareholders' Equity	$98,845	$97,186

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	July 1,	July 2,	July 1,	July 2,
	2018	2017	2018	2017
Revenues:
Battery & Energy Products	$17,831	$16,880	$35,055	$34,359
Communications Systems	5,033	3,059	10,878	7,615
Total Revenues	22,864	19,939	$45,933	$41,974

Cost of Products Sold:
Battery & Energy Products	12,905	12,139	25,093	24,688
Communications Systems	3,409	1,579	7,008	4,175
Total Cost of Products Sold	16,314	13,718	32,101	28,863

Gross Profit	6,550	6,221	13,832	13,111

Operating Expenses:
Research and Development	1,218	1,185	2,318	2,323
Selling, General and Administrative	3,700	3,714	7,526	7,625
Total Operating Expenses	4,918	4,899	9,844	9,948

Operating Income	1,632	1,322	3,988	3,163

Other (Income) Expense	(86)	49	48	142
Income Before Income Tax Provision	1,718	1,273	3,940	3,021

Income Tax Provision	78	179	133	266

Net Income	1,640	1,094	3,807	2,755

Net Income Attributable to Non-Controlling Interest	13	-	30	6

Net Income Attributable to Ultralife Corporation	$1,627	$1,094	$3,777	$2,749

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.10	$.07	$.24	$.18

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.10	$.07	$.23	$.17

Weighted Average Shares Outstanding – Basic	15,922	15,510	15,813	15,461

Weighted Average Shares Outstanding – Diluted	16,520	15,850	16,354	15,752